EXHIBIT 10.96

AMENDMENT #1 TO
BARNES GROUP INC.
DIRECTORS' DEFERRED COMPENSATION PLAN

This Amendment #1 to the Barnes Group Inc. Directors’ Deferred Compensation Plan (as amended and restated on December 30, 2008, the “Plan”), was approved by the Board of Directors of Barnes Group Inc., on May 5, 2023, pursuant to its authority under Section 7.2 of the Plan. Capitalized terms used but not otherwise defined in this Amendment #1 will have the meanings set forth in the Plan.

Effective May 5, 2023, Section 4.2 of the Plan is replaced in its entirety with the following:

Interest will be credited quarterly on the unpaid amount standing to any Participant's credit in the Deferred Compensation Interest-Bearing Account at the end of each quarter at the then applicable Long-Term 120% AFR (Quarterly Compounding), as published from time to time by the Internal Revenue Service.

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